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                                                                      EXHIBIT 6
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                           INDEMNIFICATION AGREEMENT


     This INDEMNIFICATION AGREEMENT is made and entered into on September 28, 1997, by and between GRAPHIC INDUSTRIES, INC., a Georgia corporation (the "Corporation"), and ________________________, an officer, member of the Board of Directors or other employee or agent of the Corporation ("Indemnitee").

     WHEREAS, Indemnitee is an Authorized Representative of the Corporation, as "Authorized Representative" is defined in Section 1 hereof; and

     WHEREAS, the Corporation desires that Indemnitee oppose and defend against what Indemnitee may consider to be unjustified investigations, claims, actions, suits and proceedings which have arisen or may arise in the future as a result of Indemnitee's service to the Corporation notwithstanding that conditions in the insurance markets may make directors' and officers' or other liability insurance coverage unavailable or available only at premium levels which the Corporation may deem inappropriate to pay; and

     WHEREAS, the parties believe it appropriate to memorialize and reaffirm the Corporation's indemnification obligation to Indemnitee and, in addition, set forth the indemnification agreements contained herein;

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

     1. Authorized Representative. For the purposes of this Agreement, the term "Authorized Representative" shall mean a director or officer of the Corporation; a person serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity; and any other person denominated by the Board of Directors of the Corporation as entitled to the benefit of the indemnification provisions of the Corporation's Bylaws or of an indemnification agreement similar to this Agreement.

     2. Indemnification.

     (a) Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by its Articles of Incorporation and Bylaws and the Georgia Business Corporation Code, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in any settlement approved in advance by the Corporation, such approval not to be unreasonably withheld) (collectively, "Indemnifiable Expenses") actually and reasonably incurred or suffered by Indemnitee in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, "Indemnifiable Litigation"):

           (i) to which Indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in Indemnitee's capacity as an Authorized Representative, or



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           (ii) with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as an Authorized Representative; provided, however, that no subsequent change in the Corporation's Articles of Incorporation or Bylaws or the Georgia Business Corporation Code shall have the effect of limiting or eliminating the indemnification available under this Agreement as to any act, omission or capacity for which the Agreement provides indemnification at the time of act, omission or capacity. If any change after the date of this Agreement in any applicable law, statute or rule expands the power of the Company to indemnify an Authorized Representative, such change shall be within the purview of Indemnitee's rights and the Company's obligations under this Agreement. If any change in any applicable law, statute or rule narrows the right of the Company to indemnify an Authorized Representative, such change, to the extent otherwise required by law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder. Notwithstanding the foregoing, unless the Board of Directors consents, Indemnitee shall not be indemnified and held harmless in any Indemnifiable Litigation (a) initiated by Indemnitee or (b) pending on or before the date first above written.

     (b) In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

     (c) The Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee;

           (i) for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

           (ii) for which the Indemnitee is entitled to indemnity and/or payment by reason of having given notice of any circumstance which might give rise to a claim under any policy of insurance, the terms of which have expired prior to the effective date of this Agreement;

           (iii) for which the Indemnitee is indemnified by the Corporation otherwise than pursuant to this Agreement;

           (iv) based upon or attributable to the Indemnitee gaining in fact any personal profit or advantage to which he was not legally entitled;

           (v) for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Corporation within the meaning of
      Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state statutory law; or


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           (vi) brought about or contributed to by the dishonesty of the
      Indemnitee seeking payment hereunder; however, notwithstanding the foregoing, the Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to Indemnitee shall establish that he committed acts of active and deliberate dishonesty with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated.

     3. Interim Expenses. The Corporation agrees to pay Indemnifiable Expenses incurred by Indemnitee in connection with any Indemnifiable Litigation in advance of the final disposition thereof, provided that the Corporation has received an undertaking from or on behalf of Indemnitee, substantially in the form attached hereto as Annex I, to repay the amount so advanced to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation under this Agreement or otherwise.

     4. Procedure for Making Demand.

     (a) Payments of Indemnifiable Expenses and advances provided for in Sections 2 and 3 hereof shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee, and Indemnitee shall be deemed to have met the applicable standard of conduct required for indemnification unless a determination is made within said 45-day period by

           (i) the Corporation's Board of Directors by a majority vote of a quorum consisting of disinterested directors who are not parties to the Indemnification Litigation giving rise to the demand,

           (ii) if such a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or

           (iii) by the Corporation's stockholders, that Indemnitee has not met the relevant standard of conduct for indemnification set forth in Section 2 hereof. Indemnitee may contest the determination that Indemnitee has not met the relevant standard of indemnification by petitioning a court to make an independent determination with respect to the right of indemnification, in accordance with the terms of Section 5 hereof.

     (b) If a determination of entitlement to indemnification is to be made by independent counsel under Section 4 of this Agreement, the independent counsel shall be selected by the Board of Directors of the Corporation, and the Corporation shall give written notice to Indemnitee advising Indemnitee of the identity of the independent counsel so selected. The Corporation shall pay any and all reasonable fees and expenses of independent counsel incurred by such independent counsel in connection with acting pursuant to this Agreement. Upon the commencement of any contest challenging a determination that Indemnitee has not met the relative standard of indemnification under Section 4(a) above, the independent counsel so retained shall be discharged and relieved of any further responsibility in such capacity, subject to the applicable standards of professional conduct then prevailing.


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     5. Failure to Indemnify.

     (a) If a claim under this Agreement, or any statute, or under any provision of the Corporation's Articles of Incorporation or Bylaws providing for indemnification, is not paid in full by the Corporation within forty-five
(45) days after a written request for payment thereof has been received by the Corporation, Indemnitee may, but need not, at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, Indemnitee also shall be entitled to be paid for the expense (including attorneys' fees) of bringing such action.

     (b) It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Corporation to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation and Indemnitee shall be entitled to receive interim payments of interim expenses pursuant to Section 3 hereof unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties' intention that if the Corporation contests Indemnitee's right to indemnification, the question of Indemnitee's right to indemnification shall be for the court to decide, and neither the failure of the Corporation (including its Board of Directors, any committee of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Corporation (including its Board of Directors, any committee of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

     6. Successors. This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

     7. Contract Rights Not Exclusive. The contract rights conferred by this Agreement shall be in addition to, but not exclusive of, any other right which Indemnitee may have or may hereafter acquire under any statute, provision of the Corporation's Articles of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

     8. Indemnitee's Obligations. The Indemnitee shall promptly advise the Corporation in writing of the institution of any investigation, claim, action, suit or proceeding which is or may be subject to this Agreement and keep the Corporation generally informed of, and consult with the Corporation with respect to, the status of any such investigation, claim, action, suit or proceeding. Notices to the Corporation shall be directed to Graphic Industries, Inc., 2155 Monroe Drive, N.E., Atlanta, Georgia 30324, Attention:
Secretary (or such other address as the Corporation shall designate in writing to Indemnitee). Notice shall be deemed received three days after the date postmarked if sent by certified or registered mail, properly addressed. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.


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     9. Severability.  Should any provisions of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

     10. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     11. Choice of Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Georgia.

     12. Change in Position. This Agreement shall continue in full force and effect, and a new agreement between the parties hereto need not be executed and delivered,

     (a) if Indemnitee is an officer or member of the Board of Directors of the Corporation as of the date of this Agreement, as long as Indemnitee continues to serve as an officer or member of the Board of Directors of the Corporation, notwithstanding any change in the position(s) shown below as held by the Indemnitee with the Corporation; or

     (b) if Indemnitee is neither an officer or member of the Board of Directors of the Corporation, as long as Indemnitee continues to serve in the position shown below or, if more than one position is shown below, in at least one of the positions shown below.

     13. Entire Agreement. This Agreement constitutes the entire, full and complete agreement between the Corporation and the Indemnitee concerning the subject matter hereof and shall supersede, and makes null and void, all prior related agreements between Graphic Industries, Inc. and the Indemnitee.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.



INDEMNITEE:                       GRAPHIC INDUSTRIES, INC.



                                  By:
--------------------------------     -------------------------------------

                                  Title:
                                        ----------------------------------
Name:
     ---------------------------


Position(s) Held With The
Corporation:


--------------------------------

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                                    ANNEX I
                             UNDERTAKING AGREEMENT


     This Agreement is made on ___________________, 19___, between GRAPHIC INDUSTRIES, INC., a Georgia corporation (the "Corporation"), and ____________ ____________________, an officer, member of the Board of Directors or other employee or agent of the Corporation ("Indemnitee"),

     WHEREAS, Indemnitee has become involved in investigations, claims, actions, suits or proceedings which have arisen as a result of Indemnitee's service to the Corporation; and

     WHEREAS, Indemnitee believes in good faith that he is entitled to indemnification from the Corporation; and

     WHEREAS, Indemnitee desires that the Corporation pay any and all expenses (including, but not limited to, attorneys' fees and court costs) actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in defending or investigating any such suits or claims and that such payment be made in advance of the final disposition of such investigations, claims, actions, suits or proceedings to the extent that Indemnitee has not been previously reimbursed by insurance; and

     WHEREAS, the Corporation is willing to make such payments, but only if it receives an undertaking to repay from Indemnitee; and

     WHEREAS, Indemnitee is willing to give such an undertaking.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

     1. Indemnitee hereby affirms that he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     2. In regard to any payments made by the Corporation to Indemnitee pursuant to the terms of the Indemnification Agreement dated September 28, 1997, between the Corporation and Indemnitee, Indemnitee hereby undertakes and agrees to repay to the Corporation any and all amounts so paid promptly and in any event within thirty (30) days after the disposition, including any appeals, of any litigation or threatened litigation on account of which payments were made; provided, however, that Indemnitee shall not be required to repay the amount as to which he is determined to be entitled to be indemnified by the Corporation under the Bylaws of the Corporation and the Georgia Business Corporation Code or other applicable law.

     3. This Agreement shall not affect in any manner the rights which Indemnitee may have against the Corporation, any insurer or any other person to seek indemnification for or reimbursement of any expenses referred to herein or any judgment which may be rendered in any litigation or proceeding.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.


INDEMNITEE                        GRAPHIC INDUSTRIES, INC.



                                  By:
-------------------------------      ------------------------------------

                                  Title:
                                        ---------------------------------
Name:
     --------------------------


Position(s) Held With the
Corporation:


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